EMPLOYMENT AGREEMENT



      THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of the first day of January, 1993, is entered into by CARE ENTERPRISES, INC., a Delaware corporation with its principal place of business at 2742 Dow Avenue, Tustin, California (the "Company"), and Gary L. Massimino, residing at 3567 Figueroa, Glendale, California 91206 (the "Executive").

      The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

      1. Term of Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on January 1, 1993 (the "Commencement Date") and ending on December 31, 1995, unless sooner terminated in accordance with the provisions of Section 4 (the "Employment Period"). The Employment Period shall be extended if the parties so agree in writing.

      2. Title; Capacity; Duties. The Executive shall serve as Executive Vice President and Chief Financial Officer of the Company or in such other position as the Company's Board of Directors (the "Board") may determine from time to time, including rendering services to, and serving as an officer and director of, any corporation controlled by, under common control with directly or indirectly, Company ("Company Affiliates"), provided that such services are generally consistent with the duties Executive has heretofore been performing for Company, and Executive's stature and experience. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board, the Company's Chief Executive Officer or such other senior executive(s) as the Board or the Chief Executive Officer shall determine.

      The Executive hereby accepts such employment and agrees, using diligent efforts, to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him consistent with this Agreement. During the Employment Period, the Executive agrees to devote all of his time during normal working hours to the business and interests of the Company. The right of Company to Executive's services shall be exclusive to Company and Company's Affiliates, provided, however, that Executive shall be entitled to devote reasonable time to personal matters provided it does not materially interfere with Executive's duties for Company.

      3.       Compensation and Benefits.

               3.1. Salary. The Company shall pay the Executive commencing on the Commencement Date, in regular periodic installments, consistent with the Company's general pay practices, an annual base salary of $210,000 for each one year period during the Employment Period ("Base Salary"). Such salary shall be subject to adjustment as determined by the Board in its annual review of Executive's performance hereunder. Executive specifically acknowledges that Company has no obligation to increase said salary as a result of such review, but may not reduce said salary below the amount stated in this paragraph.

               3.2. Fringe Benefits and Bonus. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executive employees, including, but not limited to, any 401(k), profit sharing, pension, stock option, stock bonus or purchase plans, all to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible (or not ineligible) to participate in such plans. Executive may receive bonuses and other merit compensation as determined from time to time by the Board in its sole discretion ("Bonus Compensation"). The Bonus Compensation may be related to a formula based upon the Company's financial performance ("Formula Bonus") or some other method as determined by the Board in its sole discretion.

               3.3. Reimbursement of Expenses; Car Phone. The Company shall, subject to prior approval of the Chief Executive Officer, reimburse the Executive during the Employment Period, in accordance with Company policy, for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Board may request. During the Employment Period, the Company shall also provide to Executive use of a single cellular or car phone for business and personal use and Company shall pay all monthly payments and costs of reasonable maintenance, repair and insurance for such telephone.

               3.4. Life, Health and Disability Insurance. Company shall procure and maintain during the Employment Period, at the Company's expense, a term life insurance policy in an amount of not less than $500,000 insuring the life of Executive, which policy shall designate the Executive (or his named beneficiary) as the sole beneficiary thereof. Executive further agrees to cooperate in all respects with any requirements of issuance of such policy, including, without limitation, any medical examination requirements. Company shall also maintain during the Employment Period for the benefit of Executive senior executive level health insurance and disability insurance as currently in effect.

               3.5 Vacation. During each year of the Employment Period, Executive shall be entitled to paid vacation leave in accordance with
Company's policies.   Such vacations shall be taken at such time or times
during the applicable year as may be determined by Executive subject to Company's business needs. Any additional vacation period shall be determined by Company consistent with the general customs and practices of the Company applicable to its executives.

      4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

               4.1. Expiration of the Employment Period in accordance with Section 1;

               4.2. At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 4.2, cause for termination shall be deemed to exist upon: (a) a good faith finding by the Board of a material and repeated failure of the Executive to perform his assigned duties for the Company, or gross negligence or willful misconduct; (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; or (c) any theft, embezzlement, fraud or other act of dishonesty whether or not involving the Company, which, in the good faith finding of the Board, could reasonably be expected to have a material adverse affect on the Company if Executive's employment by the Company were to continue;

               4.3. Upon the Executive's death or in the event of the inability of the Executive to provide services due to illness, disability, or physical or emotional incapacity ("Disability"). In the event of the Disability of Executive, Executive's employment shall only be terminated on the first day of the calendar month following the end of the Disability Period. The Disability Period shall end: (i) if the Disability is continuous throughout the six (6) consecutive months following the month during which the Disability occurs, on the last day of such sixth consecutive calendar month; or (ii) if the Disability is intermittent, then on the date as of which Executive has been unable to perform his duties under this Agreement for a total of 180 days during the last 365 days.

               4.4. At the election of the Company, without cause at any time during the Employment Period, by written notice of termination to Executive.

               4.5. At the election of the Executive, upon a material breach of this Agreement by the Company which breach shall remain uncured for a period of thirty (30) days following written notice by the Executive to the Company specifying in reasonable detail the purported breach.

      5.       Effect of Termination.

               5.1. Termination at Election of the Company. In the event the Executive's employment is terminated at the election of the Company pursuant to Section 4.2, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

               5.2 Non-Renewal of Employment Term. In the event the Employment Term is not renewed or extended, otherwise than (i) due to a termination under Sections 4.2, 4.3, 4.4 or 4.5, or (ii) due to executive's unwillingness to accept the Company's offer to extend or renew the Agreement at an annual Base Salary not less than that paid by Company to Executive during the last 12 months of the Employment Term, then Company shall pay to Executive as a severance payment, on the last day of each month commencing on the last day of the first month following the date of termination, an amount equal to one twelfth (1/12) of the sum of the Base Salary in effect during the last twelve (12) months of the Employment Term plus one-half of the aggregate bonuses paid during the last twelve (12) months of the Employment Term (i.e., .0833 [(Base Salary) + (50% x Bonuses)]), for a period equal to the longer of
(i) twelve (12) months from the date of termination, or (ii) eighteen (18) months from the date the Company provided written notice to Executive that it would not offer to renew or extend the Employment Term at an annual Base Salary not lower than that paid by Company during the last twelve (12) months of the Employment Term, or if no such notice was ever given, eighteen (18) months.

               5.3 Termination Without Cause. If Executive's employment is terminated pursuant to Section 4.4, the Executive shall receive a lump sum severance payment equal to one and one-half (1.5) times the sum of
(i) the Base Salary paid during such year plus (ii) an amount equal to the Bonus Compensation paid during the prior fiscal year.

               5.4 Termination by Executive. Should this Agreement terminate pursuant to Section 4.5 hereof, Executive shall not be entitled to any severance benefit, but shall be entitled to accept other employment and recover such damages as may be available under applicable law arising from such breach.

               5.5. Termination for Death or Disability. In the event Executive's employment is terminated by death or because of Disability pursuant to Section 4.3, the Company shall pay to the estate of the Executive, or to the Executive, as the case may be, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment occurs because of death or Disability. In the event of Disability, during the Disability Period but prior to termination, the Base Salary shall continue to be paid to Executive as a disability benefit ("Disability Benefit"). Any disability insurance proceeds actually received by Executive during the Disability Period with respect to such Disability shall reduce on a dollar-for-dollar basis the Disability Benefit otherwise payable by Company during the Disability Period pursuant to this Section 5.5.

               5.6. Survival. The provisions of Sections 6, 7, and 8 shall survive the termination of this Agreement.

               5.7 Liquidated Damages. The severance payments provided for in Section 5 shall constitute liquidated damages for, and full and complete satisfaction of, any and all claims which the Executive may otherwise have against Company based on the Company's termination or non-renewal of the Employment Term, whether based on wrongful termination or otherwise.
Executive shall be entitled to no other compensation or benefits following his last day of employment with Company except for those benefits available under applicable law to all former employees (e.g., COBRA).

      6. Breach of Contract by Executive. Executive recognizes that the Company is entering into this Agreement in order to obtain the exclusive use of his personal services during the Employment Period, that Executive's services are of a special, unique, unusual, extraordinary, creative and intellectual character, and that the commercial success of the enterprise for which Executive has been hired depends primarily upon the unique character of his services. Executive therefore agrees that the termination of employment by the Executive or the diversion of a substantial portion of the Executive's services to unrelated endeavors during the Employment Period, in violation of this Agreement and without consent of the Company, shall be a material breach of this Agreement. The Executive understands that such loss or diversion of his services could neither be cured by the hiring of other executives nor could damages be reasonably or adequately calculated and recovered in an action at law, and therefore Executive further agrees that, to the extent permitted by law, any material breach of this Agreement may, without limiting any other remedies, be prevented or cured by an action for specific performance or injunctive relief, without the need for the Company to post bond or other security.

      7.       Non-Competition.

               7.1. During the Employment Period, the Executive will not directly or indirectly as an individual proprietor, partner, stockholder, officer, Executive, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as a holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, providing managing, marketing, selling, or of performing, providing, or offering, products and/or services of the kind or type developed or being developed, produced, marketed, sold, offered, provided or performed by the Company while the Executive was employed by the Company.

               7.2. Recognizing the Executive's full and complete access to all of Company's trade secrets and Proprietary Information (as defined below), and the level of compensation payable to Executive hereunder, during the Employment Period and for the next succeeding twelve (12) months, the Executive will not directly or indirectly:

                  7.2.1 recruit, solicit or induce, or attempt to induce, any executive, or any prospective or past accounts, vendors or customers, employees or consultants of the Company or any other person or entity having any continuing or periodic relationship with the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                  7.2.2 solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of the Company which were contacted, solicited or served by the Executive while employed by the Company.

               7.3. If any restriction set forth in this Section 7 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

               7.4. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief, without the need to post a bond or other security.

      8.       Proprietary Information and Developments.

               8.1.       Proprietary Information.

                  8.1.1 Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (including pricing policies and cost reimbursement methodology), business methods, internal controls, suppliers or customers (collectively, "Proprietary Information") is and shall be the exclusive property of the Company.
Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of the Executive.

                  8.1.2 Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, flow charts, business methods, promotional materials, video or sound recordings, program listings, customer lists, customer accountings, market studies or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

                  8.1.3 Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in subsections 8.1.1 and 8.1.2 above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

               8.2.       Developments.

                  8.2.1 Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable, copyrightable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                  8.2.2 Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 8.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

                  8.2.3 Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual and intangible property rights (both in the United States and foreign countries) relating to Proprietary Information and Developments. Executive shall sign all papers, including, without limitation, copyright applications and/or assignments, patent applications and/or assignments, declarations, oaths, formal assignments, assignments of proprietary rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Proprietary Information or Development.

               8.3. Other Agreements. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

      9. Indemnification. Executive shall be entitled throughout the Employment Period to the benefit of any and all indemnification provisions contained in the Bylaws and/or Certificate of Incorporation of Company, or any of Company Affiliates for whom services are performed, to the fullest extent permitted by applicable law at the time of the assertion of any liability against Executive, and, in any event, to the most favorable indemnification provisions or agreements available to any other senior executive of the Company during the Employment Period.

      10. Securities Laws; Company's Policies. Executive shall not purchase or sell any of Company's securities while in possession of any material, non-public information, nor communicate such information to any other person. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

      11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10. A copy of all notices given by Executive to the Company shall be sent to each member of the Board.

      12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

      13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

      14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

      15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the law of the State of California.

      16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

      17.      Miscellaneous.

               17.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver of consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

               17.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

               17.3. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.




                                            CARE ENTERPRISES, INC.,
                                            a Delaware corporation

                                            By: John W. Adams

                                            Its: Chairman and Chief Executive
                                                 Officer


                                            EXECUTIVE:

                                            /s/ Gary L. Massimino
                                            _________________________
                                            Gary L. Massimino